UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2026

Red Cat Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-40202	88-0490034
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Ave. Munoz Rivera Ste 2200 San Juan, PR (Address of principal executive offices)	00901 (Zip Code)

Registrant’s telephone number, including area code: (800) 466-9152

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001	RCAT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 12, 2026, Red Cat Holdings, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Evercore Group L.L.C. and BofA Securities, Inc., as representatives of the underwriters named therein (the “Underwriters”), related to the offer and sale of shares of the Company’s common stock (the “Offering”). The Underwriting Agreement provides for the offer and sale by the Company, and the purchase by the Underwriters, of 23,936,171 shares of the Company’s common stock (the “Shares”) at a price to the public of $9.40 per share. Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to 3,590,425 additional shares of common stock. The Offering closed on May 14, 2026. The gross proceeds to the Company from the Offering were approximately $225.0 million, before deducting the Underwriters’ fees and other Offering expenses payable by the Company.

The Company intends to use the net proceeds from the Offering for general corporate purposes and continued acceleration of strategic growth initiatives, including, but not limited to, acquisitions or business expansion, research and development, capital expenditures and working capital.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities arising under the Securities Act of 1933, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for the purposes of such agreements and as of the specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The Shares are being sold pursuant to the Company’s registration statement on Form S-3ASR (File No. 333-295792) that was automatically effective upon filing on May 12, 2026 and a related base prospectus and prospectus supplements thereunder.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by the full text of the form of the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1, and is incorporated by reference herein. The legal opinion and consent of Sheppard, Mullin, Richter & Hampton LLP relating to the validity of the Shares issued in the Offering is filed herewith as Exhibit 5.1.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 8.01. Other Events.

On May 12, 2026, the Company issued press releases announcing the launch and pricing of the Offering. Copies of the press releases are furnished as Exhibits 99.1 and 99.2 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement dated May 12, 2026, by and among Red Cat Holdings, Inc. Evercore Gorup L.L.C. and BofA Securities, Inc.
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP
23.1	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
99.1	Press release dated May 12, 2026
99.2	Press release dated May 12, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED CAT HOLDINGS, INC.

Dated: May 14, 2026	By:	/s/ Christian Morrison
	Name:	Christian Morrison
	Title:	Chief Finacial Officer